Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-194802 on Form S-4 of our report dated May 14, 2013 related to the combined financial statements of the PPG Chlor-alkali and Derivatives Business incorporated by reference from Exhibit 99.1 to Axiall Corporation’s Current Report on Form 8-K dated May 23, 2013 as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the allocations of certain costs from PPG Industries, Inc. and the merger of the PPG Chlor-alkali and Derivatives Business with a subsidiary of Georgia Gulf Corporation subsequent to December 31, 2012), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

May 14, 2014